Exhibit 10.2

Letter Deed re Your Departure Arrangements

Dear James (You, Your)

Mawson Infrastructure Group Pty Ltd (ACN 636 458 912) (the Company) confirms that your employment will end on the terms set out in this deed.

Background

A.	You were employed by the Company pursuant to a maximum term contract dated 20 December 2019 as varied 24 December 2019.

B.	You and the Company have had discussions regarding the ongoing management of the Company.

C.	The Company has decided the position of Chief Executive Officer will now be performed in the United States.

D.	You have declined to relocate to the United States.

E.	Your employment will end by redundancy.

F.	The board of the Company’s sole shareholder, Mawson Infrastructure Group Inc, has resolved that it is proper for the Company to enter into this deed with you, and that it is in the interests of the Company and the wider group of which it is a part to do so.

Agreement

This deed sets out the arrangements regarding your departure.

1.	Your last day employed with the Company will be 22 May 2023 (End Date).

2.	The Company will pay you your base salary (less applicable tax) up to and including 31 May 2023.

3.	In the first pay run after the End Date, the Company will pay you (less applicable tax):

1.	a payment of any accrued but untaken statutory leave up to and including the End Date;

2.	a payment equivalent to 12 months of your base salary in lieu of your entire notice period and redundancy entitlements as specified in your employment agreement; and

3.	a cash short term incentive for the 2023 financial year, in the amount of $530,000.

4.	Restricted Stock Units

1.	In total you hold the following RSU or rights to RSU:

1.	2021 - 100,000 issued 1 November 2021;

2.	2021 - 23,800 issued 1 November 2021;

3.	2022 - 47,176 issued 21 June 2022;

4.	2023 - 1,290,936 for the year 2023, but not issued;

Collectively the (Original Grants) comprising of 1,461,912 RSUs.

2.	The parties acknowledge that:

1.	You claim that you are entitled to 12 months compensation from the End Date, which includes the 2023 and part year 2024 stock grants, RSU and short term incentives.

2.	You and the Company disagree about whether or not the RSU performance conditions have been met and/or whether you are entitled to receive the RSU earlier.

3.	The parties agree to cancel all of the Original Grants in full and final settlement of the RSU dispute.

4.	The parties agree that you will be granted 1,350,000 RSU with a attainment date of 1 June 2023 on substantially the same form set out in the RSU Agreement dated June 2022, issued within 30 days of this deed (but in any event before attainment).

5.	Other Benefits

1.	You will keep the desktop, phone, screens, laptop computers, and associated accessories connected to said devices for both you and your assistant and the Company will release the title of property to you.

2.	You will be granted a licence to use the existing office for a period of 12 months from the End Date.

Collectively the (Other Benefits)

6.	You acknowledge that the benefits referred to in this deed are delivered in full satisfaction of all obligations of the Group towards you and are delivered without any admission of liability by the Group.

7.	You acknowledge that:

1.	tax will be withheld from the benefits delivered to you in accordance with the terms of this deed; and

2.	the amount of tax withheld may not represent the total tax payable on assessment.

8.	The Company makes no representations or warranties in relation to your tax liability.

9.	In consideration of the various benefits outlined in this deed you:

1.	unconditionally release and forever discharge (i) the Company, (ii) each member of the Group, and (iii) each other Released Party, from any Claims against the Company, any member of the Group or any other Released Party that you may have now, or may have had in the future if you had not executed this deed, whether you are now aware of such Claims or not; and

2.	will not make, take or bring any Claims against the Company, any member of the Group or any other Released Party, other than any Claims for a breach of the terms of this letter.

10.	To the extent permitted by law, the Company unconditionally releases and forever discharges you from any Claims that the Company may have now, or may have had in the future, if the Company had not executed this deed, whether the Company is now aware of such Claims or not, and will not make, take or bring any Claims against you, or both, other than any Claims for a breach of the terms of this deed.

11.	For the purposes of this clause, the following terms have the following meanings:

Claims means all suits, actions, claims, demands, losses, liabilities, costs or expenses arising out of or in connection with your employment with the Company or the termination of that employment, save and except for any claims arising under applicable workers compensation or superannuation legislation;

Group means the Company and all Related Bodies Corporate of the Company from time to time;

Related Bodies Corporate has the meaning given to it in section 50 of the Corporations Act 2001 (Cth); and

Released Party means each of the Company, the Related Bodies Corporate of the Company from time to time, and all current and former directors, officers, trustees, agents, contractors and employees those entities (jointly and severally).

12.	Without limiting your other obligations under this deed, you will, no later than the End Date, return to Tom Hughes all property and all confidential information of the Company or a related body corporate of the Company (together, the Group) which is currently in your possession or control (including any laptop or IT equipment except for any items in the Other Benefits provision, fob or swipe keys, or garage entry remote controls).

13.	You agree that the provisions of your employment contract dated 20 December 2019 and your variation of employment dated 24 December 2019, that survive its termination will continue to operate in accordance with their terms. In particular, the Company reminds you of your obligations in relation to confidentiality and Company property (under your contract, statute and otherwise at law), including your obligations not to disclose or make use of any of the Company’s confidential information.

14.	We agree that the terms set out in this deed and the circumstances of this deed are confidential and are not to be disclosed by us to any persons except to our (a) advisers, (b) to enforce this deed, (c) if required or as permitted by law or the rules of a relevant stock exchange, or (e) with your prior express written authority.

15.	You agree that the terms set out in this deed and the circumstances of this deed are confidential and are not to be disclosed by you to any persons except (a) to your legal or financial advisors (and only to the extent required), (b) to enforce this deed, (c) to your spouse or de factor partner, (d) if required or permitted by law, or (e) with the prior express written authority of the Company.

16.	You will not make a statement or induce anyone else to make a statement (whether written or oral) about the Company, your employment, the termination of your employment, the subject matter of this deed, the Company, any member of the Group, any Released Party or their business, which is likely to injure the Company’s, a member of the Group’s, a Released Party’s or the relevant person’s commercial reputation.

17.	The Company, each member of the Group and each other Released party will not make a statement or induce anyone else to make a statement (whether written or oral) about you, your employment, the termination of your employment or the subject matter of this deed, which is likely to injure your reputation.

18.	The Company, each member of the Group and each other Released Party may plead this deed as a bar to any claim or proceeding by you in respect of any matters arising out of, touching on, referred to or contained in this deed.

19.	You agree that you execute this deed for the benefit of the Group, and its officers and employees.

20.	You warrant that you have voluntarily signed this deed, and that you have taken, or have had the opportunity to take, legal advice.

21.	You acknowledge that this deed states all the express terms of agreement between the parties in respect of its subject matter. It supersedes all prior discussions, negotiations, understandings and agreements in respect of its subject matter.

22.	Part or all of any clause of this agreement that is illegal or unenforceable will be severed from this agreement and the remaining provisions of this agreement continue in force.

23.	This deed is governed by the laws of New South Wales and the parties submit to the exclusive jurisdiction of the courts of New South Wales.

24.	You agree to sign any documents we reasonably require to give effect to this deed.

25.	This Deed may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Deed, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

Appendix A: Summary of payments

Approximate gross amounts due upon termination date of 22 May 2023.

A payment equivalent to 12 months of your base salary in lieu of your entire notice period.	A$	800,000
A payment in respect of any accrued but untaken statutory leave.	A$	418,651.63
Superannuation due, but unpaid	A$	6,875.00
A payment in respect of the Short Term Incentive.	A$	762,919.25

Final gross pay	A$	1,988,445.88